Exhibit 4.31
SECOND SUPPLEMENTAL INDENTURE
          The Second Supplemental Indenture (the “Second Supplemental Indenture”) is made and entered into this 27th day of April 2009 by and among Terra Capital, Inc., a Delaware corporation (the “Company”), Terra Industries Inc., a Maryland corporation, as parent guarantor (the “Parent”), each of the subsidiaries of the Company listed in Appendix I attached hereto (each, together with the Parent, the “Existing Guarantors”), the subsidiaries, Terra Global Holding Company Inc., a Delaware corporation, Terra Investment Fund LLC, an Oklahoma limited liability company, and Terra Investment Fund II LLC, an Oklahoma limited liability company (each, a “New Guarantor”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
          WHEREAS, the Company, the Existing Guarantors and the Trustee are parties to an Indenture (as such may be amended from time to time, the “Indenture”), dated as of February 2, 2007, as supplemented by the First Supplemental Indenture dated as of January 9, 2008, relating to the Company’s 7% Senior Notes due 2017 (the “Notes”);
          WHEREAS, Section 4.5 and Section 10.7 of the Indenture each require the Company to cause each new Restricted Subsidiary (other than any Foreign Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Indenture and the Notes;
          WHEREAS, pursuant to Section 9.1 of the Indenture, the Company and the Trustee can execute the Second Supplement Indenture without consent of holders.
          NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, each New Guarantor hereby agrees to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture. From and after the date hereof, each New Guarantor shall be a Guarantor for all purposes under the Indenture and the Notes as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Agreement to Guarantee. Each New Guarantor hereby agrees to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture. From and after the date hereof, each New Guarantor shall be a Guarantor for all purposes under the Indenture and the Notes.
          3. Incorporation of Terms of Indenture. The obligations of each New Guarantor under the Guarantee shall be governed in all respects by the terms of the Indenture and shall constitute a Guarantee thereunder. Each New Guarantor shall be bound by the terms of the Indenture as they relate to the Guarantee.

          4. No Personal Liability of Directors, Officers, Employees or Stockholders. No director, officer, employee, member or stockholder of each of the New Guarantors, as such, will have any liability for any obligations of the Company, any Existing Guarantor or any New Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases the Company, each Existing Guarantor and each New Guarantor from all such liability. The waiver and release are part of the consideration for issuance of the Guarantee by each New Guarantor.
          5. GOVERNING LAW. THE SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
          6. Counterparts. The Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.
          7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          8. Trustee. The recitals contained herein shall be taken as the statements of the Company, the Existing Guarantors and each New Guarantor, and the Trustee assumes no responsibility for their correctness.
* * * * *

2

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

TERRA CAPITAL, INC.

By:	/s/ John W. Huey

Name:	John W. Huey
Title:	Vice President and Corporate Secretary

TERRA INDUSTRIES INC.

By:	/s/ John W. Huey

Name:	John W. Huey
Title:	Vice President, General Counsel and Corporate Secretary

BEAUMONT AMMONIA INC.
BEAUMONT HOLDINGS CORPORATION
BMC HOLDINGS INC.
PORT NEAL CORPORATION
TERRA CAPITAL HOLDINGS, INC.
TERRA ENVIRONMENTAL TECHNOLOGIES INC.
TERRA INTERNATIONAL, INC.
TERRA INTERNATIONAL (OKLAHOMA) INC.
TERRA METHANOL CORPORATION
TERRA NITROGEN CORPORATION
TERRA REAL ESTATE CORP.
TERRA (U.K.) HOLDINGS INC.
TERRA MISSISSIPPI HOLDINGS CORP.
TERRA MISSISSIPPI NITROGEN, INC.
TERRA HOUSTON AMMONIA, INC.
TERRA NITROGEN GP HOLDINGS, INC.

By:	/s/ John W. Huey

Name:	John W. Huey
Title:	Acting in the capacities identified on Appendix I hereto with respect to each of the Existing Guarantors

TERRA GLOBAL HOLDING COMPANY INC.

By:	/s/ John W. Huey

Name:	John W. Huey
Title:

TERRA INVESTMENT FUND LLC

By:	/s/ John W. Huey

Name:	John W. Huey
Title:

TERRA INVESTMENT FUND II LLC

By:	/s/ John W. Huey

Name:	John W. Huey
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch

Name:	Richard Prokosch
Title:	Vice President

APPENDIX I

Subsidiaries of the Company	Position of John W. Huey
Beaumont Ammonia Inc.	Vice President and Corporate Secretary
Beaumont Holdings Corporation	Vice President and Corporate Secretary
BMC Holdings Inc.	Vice President and Corporate Secretary
Port Neal Corporation	Vice President and Corporate Secretary
Terra Capital Holdings, Inc.	Vice President and Corporate Secretary
Terra Environmental Technologies Inc.	Vice President and Corporate Secretary
Terra International, Inc.	Vice President and Corporate Secretary
Terra International (Oklahoma) Inc.	Vice President, General Counsel and Corporate Secretary
Terra Methanol Corporation	Vice President and Corporate Secretary
Terra Nitrogen Corporation	Vice President and Corporate Secretary
Terra Real Estate Corp.	Vice President and Corporate Secretary
Terra (U.K.) Holdings Inc.	Vice President, General Counsel and Corporate Secretary
Terra Mississippi Holdings Corp.	Vice President
Terra Mississippi Nitrogen, Inc.	Vice President and Corporate Secretary
Terra Houston Ammonia, Inc.	Vice President, General Counsel and Corporate Secretary
Terra Nitrogen GP Holdings, Inc.	Vice President and Corporate Secretary